NORTHUMBERLAND RESOURCES, INC.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

PURPOSE

The main purpose of the Governance and Nominating Committee (the “Committee”) is to provide a focus on governance that will enhance Northumberland Resources, Inc. (“Northumberland” or the “Company”) performance, to assess and make recommendations regarding Board of Directors (the Board”) effectiveness and to establish and lead the process for identifying, recruiting, appointing, re-appointing and providing ongoing development for directors.

COMPOSITION AND OPERATIONS

A.     The Committee shall be composed of not fewer than two directors and not more than four directors, all of whom shall be independent directors.

B.     The Committee shall meet at least two times per year.

C.     The Committee shall operate under the guidelines applicable to all Board committees.

DUTIES AND RESPONSIBILITIES

Subject to the powers and duties of the Board, the Committee will:

A.      Annually review the Board’s relationship with management to ensure the Board is able to, and in fact does, function independently of management.

B.      Develop, and annually update and recommend to the Board for approval, a long term plan for Board composition that takes into consideration:

i)	the independence of each director;
ii)	the competencies and skills the Board, as a whole, should possess;
iii)	the current strengths, skills and experience represented by each director, as well as each director’s personality and other qualities as they affect Board dynamics;
iv)	retirement dates;
v)	the appropriate size of the Board, with a view to facilitating effective decision-making; and
vi)	the strategic direction of the Company.

C.      Develop recommendations regarding the essential and desired experiences and skills for potential directors, taking into consideration the Board’s short- term needs and long-term succession plans.

D.      Develop and implement a process to handle any nominees for director who are recommended by security holders.

E.      In conjunction with the Non-Executive Board Chair, recommend to the Board nominees for election to the Board, considering what competencies and skills each nominee will bring to the Board as well as whether or not each new nominee can devote sufficient time and resources to his or her duties as a Board member.

F.      Review periodically, for Board approval, a Board Manual outlining the policies and procedures by which the Board will operate and the terms of reference for the Board, the Non-Executive Board Chair, the CEO, and committees of the Board.

G.      In conjunction with the Non-Executive Board Chair, assess the needs of the Board in terms of the frequency and location of Board and committee meetings, meeting agendas, discussion papers, reports and information, and the conduct of meetings and make recommendations to the Board as required.

H.      In conjunction with the Non-Executive Board Chair, recommend committee members and committee chair appointments to the Board for approval and review the need for, and the performance and suitability of, those committees and make recommendations as required.

I.      Review, monitor and make recommendations to the Board regarding the orientation and education of directors.

J.      Annually review the directors’ compensation program and make any recommendations to the Board for approval.

K.     Annually review the Company’s directors’ and officers’ third-party liability insurance to ensure adequacy of coverage.

L.      Review the Board’s needs for formal Board, committee and individual director evaluation processes; and develop and implement appropriate processes.

M.     Review and approve the request of an individual director to engage independent counsel in appropriate circumstances, at the Company’s expense.

N.      With regard to the Company’s Code of Business Conduct and Ethics (the “Code”):

i)     review and update periodically the Code and ensure that management has established a system to enforce the Code;

ii)     review actions taken to ensure compliance with the Code and the results of confirmations and violations of such Code;

iii)    ensure the Code, any revisions to the Code and any waivers to the Code granted by the Board are disclosed in a manner that meets regulatory guidelines;

iv)    ensure that any departures from the Code by a director or senior officer that constitute a material change are reported in a manner that fully meets regulatory requirements.

O.     Annually compare the Company’s corporate governance practices against those recommended or required by any applicable regulator or stock exchange. Ensure the Company meets all requirements, and where the Company’s practices differ from recommended practices, recommend to the Board whether this situation continues to be in the best interests of the Company.

P.     Develop for Board approval an annual report of Northumberland’s governance practices. This report shall include adequate detail to meet or exceed any regulatory or legal governance disclosure requirements, in addition to any additional disclosure the Board deems important.

Disclosure should include, but not be limited to the items in the governance disclosure checklist in the appendix to these Terms of Reference. The Committee shall communicate with other Board committees as necessary regarding disclosure of items under their respective mandates.

Q.     Implement and oversee measures for security holders to contact the independent directors, and ensure these measures are communicated to shareholders.

R.     Recommend to the Board any reports on corporate governance that may be required or considered advisable.

S.     At the request of the Board, undertake such other corporate governance initiatives as may be necessary or desirable to contribute to the success of the Company.

ACCOUNTABILITY

A.     The Committee Chair has the responsibility to make periodic reports to the Board, as requested, on governance and human resource matters relative to the Company.

B.     The Committee shall report its discussions to the Board by maintaining minutes of its meetings and providing an oral report at the next Board meeting.

ANNUAL BOARD APPRAISAL PROCESS

1.  a)     Review skills matrix and determine long term board requirements and retirements

     b)     Review board and committee questionnaire and amend or append as needed

     c)     Discuss appropriate form of individual director evaluations: paper and/or personal interviews by the Chair

     d)     Establish methodology for appraising the performance of the Chair

2.  Send out board/committee questionnaire and initiate the individual director evaluation process

3.  Review the questionnaire and interview results

4.  Take conclusions of the review to the full board

5.  Initiate actions to improve board, committee and individual performance.